                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

    [X]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [ ]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   HEARx LTD.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
    [ ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    (1)  Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transactions applies:

- -------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- -------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------

    (5)  Total fee paid:

- -------------------------------------------------------------------------------

    [ ]  Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

- -------------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

- -------------------------------------------------------------------------------

    (3)  Filing Party:

- -------------------------------------------------------------------------------

    (4)  Date Filed:

- -------------------------------------------------------------------------------

                                                     PRELIMINARY PROXY MATERIAL

                                   HEARX LTD.
                                471 Spencer Drive
                         West Palm Beach, Florida 33409

                                    NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                           To be held on June 14, 1996

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HEARX Ltd., a Delaware corporation ("Company"), will be held at the HEARX Center, 9960 N. Central Park Boulevard, Third Floor, Boca Raton, Florida 33428, on June 14, 1996, at 2:00 P.M. Eastern Time, to consider and act upon:

    1. The election of four directors of the Company, each to hold office until the next Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or as otherwise provided by the Bylaws or statute;

    2. The proposal to amend the Restated Certificate of Incorporation of the Company to increase to 130,000,000 the number of shares of Common Stock, par value $.10 per share, which the Company may issue;

    3. The ratification of the selection of BDO Seidman as the Company's independent public accountants for its fiscal year ending December 27, 1996; and

    4. The transaction of such other business as may properly come before the meeting.

The close of business on May 10, 1996, has been fixed as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the meeting. The voting rights of the stockholders are described in the Proxy Statement.

                                      By order of the Board of Directors,

                                      David W. Forman
                                      Secretary

May 14, 1996

PLEASE SPECIFY YOUR CHOICES, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                   HEARX LTD.
                                471 Spencer Drive
                         West Palm Beach, Florida 33409

                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS

                           To be held on June 14, 1996

    This Proxy Statement, with the accompanying proxy card, is being mailed or given to stockholders commencing on or about May 14, 1996, in connection with the solicitation of proxies by the Board of Directors of HEARX Ltd. ("Company") to be used at the Annual Meeting of Stockholders of the Company to be held at the HEARX Center, 9960 N. Central Park Boulevard, Third Floor, Boca Raton, Florida, on Friday, June 14, 1996, at 2:00 P.M. Eastern Time and at any adjournment or adjournments thereof.


Proxy Procedure

    If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented thereby will be voted in accordance with the stockholder's directions or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors as specified in this Proxy Statement. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. Any stockholder executing a proxy may revoke that proxy at any time prior to the voting thereof either by delivering written notice to the Secretary of the Company or by voting in person at the meeting.


Proxy Solicitation

    All costs of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, the Company may utilize the services of some of the officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone. The Company will request banks, brokers, custodians, nominees and fiduciaries to forward copies of the proxy solicitation materials to beneficial owners of shares held of record and to request authority for the execution of proxies. The Company will reimburse such persons or entities for their expenses in so doing.


Voting at Meeting

    Holders of record of shares of Common Stock, par value $.10 per share ("Common Stock"), as of the close of business on May 10, 1996, are entitled to notice of, and to vote at, the meeting. As of that date the holders of the shares of Common Stock were entitled to a total of 66,175,308 votes.<F1> The holders of a majority of the shares of Common Stock issued and outstanding as of the close of business on May 10, 1996, will constitute a quorum at the

- ---------------

<F1> To be changed to reflect outstanding as of May 10, 1996, the record date.

meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required to approve each matter presented to the meeting.

    Under Section 216 of the Delaware General Corporation Law, any stockholder who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. Shares of Common Stock represented by proxies which are marked "withhold authority" with respect to the election of one or more nominees for director and abstentions with respect to the other proposals have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. Broker non-votes will be treated as not represented at the meeting as to any matter for which a non-vote is indicated on the broker's proxy.

    The Company's principal executive offices are located at 471 Spencer Drive, West Palm Beach, Florida 33409.


                              ELECTION OF DIRECTORS
                                 Proposal No. 1

    Four directors of the Company are to be elected at the meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified, or as otherwise provided by the Company's By-Laws or by statute.

    The Board of Directors has nominated the four persons hereinafter named for election as directors, all of whom are presently serving as such. It is intended that the shares represented by the enclosed proxy will be voted for the election of these four nominees (unless such authority is withheld by a stockholder). In the event that any of the nominees should become unable or unwilling to serve as a director (which is not anticipated), it is intended that the proxy will be voted for the election of such person or persons, if any, as shall be designated by the Board of Directors.

    The nominees for election as directors are:

                                    Director
          Names and Ages              Since        Position with the Company
- ---------------------------------  ----------  --------------------------------

Paul A. Brown, M.D. (58)              1986     Chairman of the Board and
                                               Chief Executive Officer

Thomas W. Archibald (58)              1993     Director

Fred N. Gerard, Esq. (66)             1986     Director

David J. McLachlan (57)               1986     Director


    Paul A. Brown, M.D., holds an A.B. from Harvard College and an M.D. from Tufts University School of Medicine. From 1970 to 1984, Dr. Brown was Chairman of the Board of MetPath Inc., a New Jersey-based corporation offering a full range of clinical laboratory services to physicians and hospitals, which he founded in 1967 while a resident in pathology at Columbia Presbyterian Medical Center in New York City. MetPath developed into the largest clinical lab in the world with over 3,000 employees and was listed on the American Stock Exchange prior to being sold to Corning Glass Works in 1982 for $140 million. Dr. Brown is currently the Chairman of the Board of Overseers of Tufts University School of Medicine as well as a member of the Board of Trustees of Tufts University, a member of the Visiting Committee of the Boston University School of Medicine and a part-time lecturer in pathology at Columbia University College of Physicians and Surgeons.

    Thomas W. Archibald attended the London School of Economics and received a B.A. degree in economics from Denison University and a Juris Doctor degree from the Ohio State University Law School. He recently retired from The Bank of New York where he served as Executive Vice President of the Personal Trust Sector. He had held that position at Irving Trust Company when it merged with The Bank of New York in 1988. Mr. Archibald is also a Director of Group Health Incorporated, the only not-for-profit health insurance carrier chartered to operate throughout New York State.

    Fred N. Gerard holds an A.B. Degree from the City University of New York and an LL.B. Degree from Columbia Law School. He has been counsel since November 1992 to Bryan Cave in that firm's Phoenix office. Previously during 1991 and 1992, he was with the law firms of Scult, Lazarus, French, Zwillinger and Smock; and Gallagher & Kennedy, Phoenix, Arizona. He is also a director of Bowmar Instrument Corporation.

    David J. McLachlan holds an A.B. Degree in engineering from Harvard College and an M.B.A. Degree from Harvard Graduate School of Business Administration. He has been the Senior Vice President-Finance of Genzyme Company since December 1989. Prior to that he was the Vice-President, Treasurer and Chief Financial Officers of Adams-Russell Co., Inc., which owned and operated CATV systems and Adams-Russell Electronics, Inc., which was a defense electronics manufacturer. He is also a director of IG Laboratories, Inc., a genetic testing company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE ABOVE-NAMED
NOMINEES AS DIRECTORS OF THE COMPANY.


Directors' Compensation, Meeting Attendance and Committees

    The Board of Directors received no cash compensation during the fiscal year ended December 29, 1995, and will not receive any such compensation during the current fiscal year. The Company does reimburse out-of-pocket expenses for attendance at meetings.

    Each non-management director (i.e., Messrs. Archibald, Gerard and McLachlan) received on June 16, 1995, pursuant to the Company's stockholder approved Non-Qualified Stock Option Plan for Non-Employee Directors, an option to acquire 15,000 shares of Common Stock at a price of $1.25 per share (the then fair market value of such shares). These options are for a period of ten years and vested immediately. Under that Plan each non-employee director elected at the 1996 Annual Meeting will be entitled to options for 15,000 shares at their then fair value. There were five meetings of the Board of Directors during the fiscal year ended December 29, 1995, and each director attended all of them. In the fiscal year ended December 29, 1995, the Board of Directors had no committees.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that one report, relating to the sale of 76,000 shares was filed late by Paul A. Brown; a report relating to the sale of 60,000 shares was filed late by Stephen J. Hansbrough, and another report relating to the acquisition of 24,242 shares was filed late by Tommy E. Kee.


Executive Compensation

    The following table sets forth the annual and long-term compensation for services rendered in all capacities to the Company and its subsidiaries during the 1995, 1994 and 1993 fiscal years, of those persons who were at fiscal year-end 1995 (i) the chief executive officer and (ii) the two other executive officers whose salary and bonus exceeded $100,000 (these three persons are hereafter referred to as the "Named Executive Officers"):

===============================================================================
                           SUMMARY COMPENSATION TABLE
===============================================================================
                                                         Options/    All Other
        Name and                                          SARs     Compensation
   Principal Position      Year  Salary ($)  Bonus ($)  (#) <F1>        ($)
- ------------------------  ----  ----------  ----------  ---------  ------------

Paul A. Brown, M.D. <F2>  1995         -0-         -0-        -0-           -0-
 Chairman and Chief       1994         -0-         -0-        -0-           -0-
 Executive Officer        1993         -0-         -0-    100,000           -0-

Stephen J. Hansbrough     1995    $124,000    $ 62,000  1,100,000           -0-
 President and Chief      1994     100,000         -0-    700,000           -0-
 Operating Officer        1993         N/A         -0-    200,000           -0-

Tommy E. Kee              1995    $ 70,000    $ 31,000     50,000           -0-
 Vice President, Chief    1994      70,000      10,000     25,000           -0-
 Financial Officer        1993         N/A                100,000           -0-

- -------------------------------------------------------------------------------
<F1>     The Company did not award any SARs during the three fiscal years.
<F2>     Dr. Brown is entitled to receive compensation at the rate of $100,000 per annum, but he has waived payment of such compensation until the Company has had two successive fiscal quarters of profitability.
===============================================================================

Option Grants In Last Fiscal Year

    The following table sets forth information with respect to the grants of options to the Named Executive Officers to purchase Common Stock during fiscal year ended December 29, 1995:

=======================================================================================================
                                      OPTION GRANTS IN LAST FISCAL YEAR
=======================================================================================================
                                       Individual Grants                  Potential Realizable Value at
                                                                             Assumed Annual Rates of
                                                                            Stock Price Appreciation
                                                                                 For Option Term
                       -------------------------------------------------  -----------------------------
Name                     Options     Percent of   Exercise    Expiration        5%            10%
                          SARs     Total Options    Price       Date
                        Granted     Granted to
                          (#)        Employees
                          <F1>       in Fiscal
                                       Year
- ---------------------  ----------  -------------  ----------  ----------  -------------  --------------
Paul A. Brown, M.D.           -0-            N/A         ---         ---            ---             ---

Stephen J. Hansbrough     100,000            79%       $.865     9/29/05     $   90,825      $   95,150
                        1,000,000                      $1.21    12/13/05     $1,270,500      $1,331,000
                       ----------                                         -------------  --------------
                        1,100,000                                            $1,361,325      $1,426,150
                       ==========                                         =============  ==============

Tommy E. Kee               50,000             4%       $.865     9/29/05     $   45,413      $   47,575
                       ==========                                         =============  ==============

- -------------------------------------------------------------------------------------------------------

<F1>     The Company did not award any SARs during the fiscal year.
=======================================================================================================

Option Exercises and Aggregated Fiscal Year End Option Values

    The following table sets forth information with respect to stock option exercises, unexpired options to purchase shares of the Company's Common Stock and the value of such unexercised options granted in fiscal years prior to 1995 and held by the Named Executive Officers as of the end of fiscal 1995:

===============================================================================================================
                            OPTION EXERCISE AND AGGREGATED FISCAL YEAR-END OPTION VALUES
===============================================================================================================
                           Shares Acquired     Value          Number of Unexercised     Value of Unexercised
                            on Exercise       Realized              Options at              In-the-Money
                                 (#)             ($)             Fiscal Year-End             Options at
                                                                       (#)                 Fiscal Year-End
                                                                                                  ($)
                                                           -------------------------  -------------------------
Name & Principal Position                                  Exercisable/Unexercisable  Exercisable/Unexercisable
- -------------------------  ---------------  -------------  -------------------------  -------------------------

Paul A. Brown, M.D.              -0-              -0-              100,000/-0-                  -0-/-0-
 Chairman and Chief
 Executive Officer

Stephen J. Hansbrough         237,500           $181,140        62,500/1,750,000           $49,809/$840,975
 President and Chief
 Operating Officer

Tommy E. Kee                     -0-              -0-            56,250/118,750            $46,899/$84,161
 Vice President, Chief
 Financial Officer

===============================================================================================================

Report of the Board of Directors on Compensation

    Compensation decisions are made by the full Board of Directors. In addition to base salary, compensation for the Company's executive officers may include bonuses, stock options pursuant to the Company's stock option plan and otherwise and stock grants pursuant to the Company's stock bonus plan. It is the intention of the Board of Directors to use salary and bonuses as compensation for current and past performance, while using stock options and restricted stock grants to provide incentives for superior long-term performance.

    The Board of Directors does not use any formulae or other objective criteria to establish compensation for its executive officers. Instead, the decisions are based on subjective performance evaluations and, with respect to executive officers other than Dr. Brown, the Company's Chief Executive Officer, the salary and bonus recommendations of Dr. Brown. In light of the Company's financial position, Dr. Brown determined to waive payment of any cash compensation to him until the Company can achieve two successive quarters of profitability. Based on advice from the Company's former independent auditors to remedy an unintended adverse financial consequence to the Company of Dr. Brown's salary waiver, the Company granted Dr. Brown an option in fiscal 1993 to purchase 100,000 shares of the Company's Common Stock at a purchase price of $2.00 per share. No options were granted to Dr. Brown in fiscal 1994 or 1995.


                                  BOARD OF DIRECTORS
                                  Paul A. Brown, M.D., Chairman
                                  Thomas W. Archibald
                                  Fred N. Gerard, Esq.
                                  David J. McLachlan


Compensation Committee Interlocks and Insider Participation

    Dr. Brown is the Chairman of the Board of Directors and the Company's Chief Executive Officer. The other members of the Board of Directors are not employees or former employees of the Company.

Common Stock Performance

    As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performance of other companies. The closing price of the Common Stock at December 29, 1995, was $1.33 per share. The Common Stock has been traded on the American Stock Exchange since March 15, 1996. Prior thereto, the Common Stock was traded on the over-the-counter market with prices being reported by the National Association of Securities Dealers, Inc., OTC Bulletin Board Service. The following chart depicts a comparison of five-year cumulative total returns for each of the Company, the NASDAQ Stock Market - US and the NASDAQ Non-Financial Index.

                 COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
              AMONG HEARx LTD., THE NASDAQ STOCK MARKET - US INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                               [PERFORMANCE GRAPH]

                                            Cumulative Total Return
                                -----------------------------------------------
                                 9/90   9/91   9/92   9/93  12/93  12/94  12/95
                                -----  -----  -----  -----  -----  -----  -----

HEARx Ltd.                        100    200    260    190    200    220    409
Nasdaq Stock Market - US          100    157    176    231    236    230    325
Nasdaq Non-Financial              100    157    166    216    222    213    293

- ---------------

* $100 invested on 09/30/90 in stock or index, including reinvestment of dividends, fiscal year ending December 31.


Certain Relationships and Related Transactions

    Relationship with Minnesota Mining and Manufacturing Company. Pursuant to a series of agreements, the first of which was executed in October 1991, between the Company and Minnesota Mining and Manufacturing Company ("3M"), 3M acquired from the Company or obtained options to acquire from the Company a total of seven series of Senior Preferred Stock, par value $1.00 per share, at varying purchase prices. Over that period of time, the Company also entered into a number of different arrangements with 3M pursuant to which the Company became an authorized distributor of hearing aids manufactured by 3M. This arrangement will terminate as 3M has announced the divestiture of its hearing aid operation.

    The terms of each series of Senior Preferred Stock subscribed for or optioned to 3M provided that upon the listing of the Common Stock on the American Stock Exchange, the outstanding Senior Preferred Stock and the right to acquire shares of Senior Preferred Stock would be automatically converted into shares of Common Stock and the right to acquire shares of Common Stock, respectively. Accordingly, on March 15, 1996, when the Common Stock was listed on the American Stock Exchange, 3M's holdings of Senior Preferred Stock were automatically converted into 8,882,400 shares of Common Stock. 3M continues to have options to acquire 1,900,000 shares of Common Stock. At the end of fiscal 1995, the Company was indebted to 3M in the approximate amount of $808,000 for trade payables incurred by the Company through its purchases from 3M. In January 1996, the Company paid $308,000 of such indebtedness.

    Transactions with Paul A. Brown, M.D. At the end of 1994, Paul A. Brown, M.D., the Chairman of the Board, Chief Executive Officer and the principal stockholder of the Company, had loaned a total of $1,675,000 to the Company, which is evidenced by a note due on April 1, 1997, bearing interest at a rate of prime plus three percent (which was 11.75 percent as of December 29, 1995). During 1995, Dr. Brown loaned the Company an additional $275,000, on a demand loan basis which loan bears interest at the rate of prime plus three percent. In January of 1996, $100,000 of that amount was repaid to Dr. Brown. In addition, on March 15, 1996, Dr. Brown's shares of convertible Preferred Stock, Series C, par value $1.00 per share, were converted into 1,040,000 shares of Common Stock.


Security Ownership of Certain Beneficial Owners and Management

  Security Ownership of Certain Beneficial Owners

    The following table sets forth, as of March 29, 1996, the names of all persons known by the Company to be the beneficial owners of more than five percent of the Common Stock. On March 29, 1996, there were 65,909,183 shares of Common Stock issued and outstanding.

                                                                          Amount and Nature  Percent
   Title of                      Name and Address of                         of Beneficial      of
    Class                          Beneficial Owner                            Ownership      Class
- -------------  ---------------------------------------------------------  -----------------  -------

Common Stock   Hearing Health Services, Inc. <F1>                            7,250,000 <F2>   11.0%
               Business Development Capital Limited Partnership-III
               Abbingdon Venture Partners Limited Partnership
               Abbingdon Venture Partners Limited Partnership-II
               1018 West Ninth Avenue
               King of Prussia, PA  19406

Common Stock   Minnesota Mining and Manufacturing Company                    9,982,400 <F3>   14.7%
               3M Center
               St. Paul, MN  55144

Common Stock   Paul A. Brown, M.D.                                          12,338,317 <F4>   18.7%
               471 Spencer Drive
               West Palm Beach, FL 33409

- ---------------


<F1>     The parties listed constitute a group within the meaning of Section 13(d)(3) of the Securities
         Exchange Act of 1934, as amended, and jointly filed a Schedule 13D with the Securities and Exchange
         Commission on January 11, 1995.

<F2>     The Schedule 13D filed by the group reflects an aggregate beneficial ownership of 7,500,000 shares of Common Stock, consisting of the following:  Hearing Health Service, Inc. ("HHS") beneficial ownership of 5,000,000 shares issuable upon exercise of warrants and conversion of 2,500 shares of
         1994 Preferred; Business Development Capital Limited Partnership-III beneficial ownership of 648,000 shares issuable upon the conversion of 648 shares of 1994 Preferred; Abbingdon Venture Partners
         Limited Partnership-II beneficial ownership of 162,000 shares issuable upon the conversion of 162 shares of 1994 Preferred; and Abbingdon Venture Partners Limited Partnership ("Abbingdon")
         beneficial ownership of 1,690,000 shares issuable upon the conversion of 1,690 shares of 1994
         Preferred plus beneficial ownership of the 5,000,000 shares issuable to HHS upon the conversion of
         5,000 shares of 1994 Preferred.  The Schedule 13D states that each member of the group has sole power to vote or direct the voting and sole power to dispose of or to direct the disposition of the shares beneficially owned by it except that Abbingdon has sole voting and dispositive power only with respect to 1,690,000 shares of Common Stock beneficially owned by it and shares such power with
         HHS with respect to the remaining 5,000,000 shares of Common Stock owned beneficially by HHS.
         Abbingdon is the holder of approximately 58% of the Common Stock of HHS.  In January 1996, HHS
         exercised its warrants in a cashless exercise, acquiring a net total of 2,250,000 shares of Common
         Stock.  since that time, all members of this group have converted all shares of 1994 Preferred owned by them into shares of Common Stock.

<F3>     Includes 1,900,000 shares of Common Stock subject to options, all of which are presently exercisable.

<F4>     Includes 100,000 shares of Common Stock subject to the non-qualified options, all of which are currently exercisable.



Security Ownership of Management

    The following table sets forth, as of March 29, 1996, the number of shares of Common Stock owned beneficially by each director, each Named Executive Officer and by all directors and executive officers as a group.

                                            Amount and Nature of     Percent of
Name                                      Beneficial Ownership <F1>     Class
- ----------------------------------------  -------------------------  ----------

Paul A. Brown, M.D.                                 12,338,317 <F2>       18.7%
Stephen J. Hansbrough                                  137,863 <F3>        <F9>
Tommy E. Kee                                            86,043 <F4>        <F9>
Fred N. Gerard, Esq.                                   136,250 <F5>        <F9>
David J. McLachlan                                     340,459 <F6>        <F9>
Thomas W. Archibald                                    230,000 <F7>        <F9>
All directors and executive officers
  as a group (8 persons)                            13,431,206 <F8>       20.2%

- ---------------

<F1>     The named individuals have both sole investment power and sole voting power with respect to all securities listed as beneficially owned by them.

<F2>     See footnote (4) to the preceding table.

<F3>     Includes 87,500 employee stock options which are currently exercisable
         (or exercisable within 60 days).

<F4>     Includes 56,250 employee stock options which are currently exercisable (or exercisable within 60 days).

<F5>     Includes (i) 90,000 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable, and
         (ii) 3,750 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants, which warrants were purchased as part of a 1993 private placement.

<F6>     Includes (i) 90,000 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable, and
         (ii) 15,000 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants, which warrants were purchased as part of a 1989 private placement.

<F7>     Includes (i) 45,000 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable, and
         (ii) 125,000 shares of Common Stock and 37,500 Warrants from the 1994 private placement.

<F8>     Includes 410,000 shares of Common Stock issuable upon the exercise of non-qualified options granted under the stockholder approved option plans for directors, officers and employees, all of which are currently exercisable or exercisable within 60 days and 100,000 shares of Common Stock issuable to Dr. Brown upon the exercise of an option granted to him by the Company.

<F9>     Does not exceed 1% of the class.


Executive Officers

    The following table sets forth certain information with respect to the executive officers of the Company. These officers have been elected to terms which will expire at the next annual meeting of the Board and until their successors are elected and qualified.

                            Officer
Name                   Age   Since                      Titles
- ---------------------  ---  -------  ------------------------------------------
Paul A. Brown, M.D.     58    1986   Chairman of the Board and Chief Executive
                                       Officer
Stephen J. Hansbrough   49    1993   President and Chief Operating Officer
David G. Brown          58    1996   Vice President - Information Technology
David W. Forman         54    1986   Vice President-Facilities Management and
                                     Secretary
Tommy E. Kee            47    1993   Vice President and Chief Financial Officer
Donna L. Taylor         40    1993   Vice President Operations

- ---------------

    Biographical information relating to Dr. Brown follows the table listing nominees for election as directors.

    Stephen J. Hansbrough, President and Chief Operating Officer, joined the Company in December 1993. Mr. Hansbrough has an extensive background in the retail arena. He served as Chairman and Chief Executive Officer of Dart Drug Stores until 1988. Subsequently, he has been an independent consultant specializing in turn-around and start-up operations primarily in the retail field.

    David G. Brown, Vice President - Strategic Planning, Business Development and Information Technology, joined the Company in April 1996. He qualified as a Certified & Corporate Accountant in United Kingdom and is a member of the Institute of Management Consultants. He was most recently employed by IBM Ltd. as a senior consultant and project manager. He led the team which reviewed the strategic management information and systems study for HEARX Ltd. and has worked with senior HEARX staff for the last several months in developing and installing these systems. Previously Mr. Brown was employed by Unified Systems Solutions Inc. of New Jersey also as a senior consultant and project manager. His most recent project was leading a team which designed and installed a client/server order entry and electronic filing system for the Financial Services Division of R. R. Donnelley & Sons.

    David W. Forman, Vice President - Facilities Management and Secretary, holds a B.A. in Biology from the University of Ottawa. Prior to joining the Company in 1986, Mr. Forman served as the Vice President of Operations at SCI/MED where he directed product research, development, and production. From 1970 to 1985 he was employed by MetPath in various research development and production capacities including Director of Operations. Prior to 1979, Mr. Forman serviced in the United States Navy as a Medical Laboratory Technologist.

    Tommy E. Kee, Vice President and Chief Financial Officer, joined the Company in September 1993. He holds a B.S. degree in accounting from the University of Tennessee and an M.B.A. from the University of Memphis. Prior to joining the Company, Mr. Kee owned an international consulting business and served as Chief Financial Officer for United Studios of America, Inc., from 1991 through 1993. From 1973 through 1991, he was the Corporate Financial Director for the International Division of Holiday Inns, Inc., where he founded the International Finance and Accounting Department and directed the financial and accounting activities for worldwide operations.

    Donna L. Taylor, Vice President - Operations, holds an M.A. in Audiology and joined the Company in July 1987. Ms. Taylor has an extensive background in establishing and developing Audiology and Hearing Aid Dispensing programs including a private ENT practice, both at Washington University Medical School in St. Louis from 1983 to 1985 and as an independent contractor.


               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                  TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

                                 Proposal No. 2

    Of the Company's 100,000,000 shares of authorized Common Stock, approximately 65,909,183 shares were outstanding on March 29, 1996, and most of the remaining shares were reserved for issuance in connection with options, warrants and convertible securities currently outstanding.

    The Board of Directors has recommended an increase of the number of shares of Common Stock which the Company is authorized to issue, to be accomplished by an amendment to the Restated Certificate of Incorporation. The proposed amendment would increase the total number of shares of Common Stock which the Company is authorized to issue from 100,000,000 to 130,000,000 shares. The Company is also authorized to issue up to 2,000,000 shares of Preferred Stock, par value $1.00 per share. The proposed amendment will not change the number of authorized shares of Preferred Stock.

    The Board of Directors believes it desirable to have these additional shares available primarily for acquisition purposes (although the Board has made no commitments for these shares) and for such other future issuance as the Board may deem advisable, such as future financings (including public offerings), stock options and employee benefit plans, without the necessity of future stockholder action.

    Except for issuances to satisfy obligations under outstanding options, warrants and convertible securities, the Board of Directors has no present plans or agreements, written or oral, with respect to the issuance of any shares of Preferred Stock or of Common Stock. The additional shares for which authorization is sought would be identical to the shares of Common Stock now authorized and outstanding. No stockholder will have any statutory preemptive rights to purchase or subscribe for any shares of Common Stock that may be issued.

    Although the proposal to authorize additional shares of Common Stock is made for the reasons stated above, the newly authorized shares would be available for issuance by the Board of Directors without further stockholder approval in response to an actual or threatened takeover bid. The issuance of such shares could have the effect of diluting the stock ownership of persons seeking to obtain control of the Company and, therefore, the proposed amendment may have the effect of discouraging efforts to gain control of the Company in a manner not approved by the Board. The Board is not aware of any pending or threatened takeover bid for the Company, and the proposed amendment was not designed or intended by the Board to discourage takeover efforts. Because of the holdings of the Company's Common Stock, the Board regards any takeover bid as unlikely.

    Because the proposed amendment may discourage some takeover attempts, stockholders could be deprived of opportunities to sell their shares at an increased price that might result from a takeover attempt. On the other hand, because the proposed amendment would permit the Company to satisfy existing obligations and to have shares available for future financings and acquisitions, the Board believe that passage of such amendment would have a tendency to improve the overall market for the Common Stock.

    There are no provisions in the Restated Certificate of Incorporation or the By-Laws that may be viewed as having anti-takeover effects. The management has no intention of proposing any amendments to either with such effect.

    The full text of the resolution of the Board of Directors authorizing the proposed amendment, is as follows:

         "RESOLVED: That the Board of Directors proposes and declares advisable that Article 4 of the Restated Certificate of Incorporation of the Corporation be amended as set forth below, and that such amendment be submitted to the stockholders at the Annual Meeting to be held on June 14, 1996:

         "The first two paragraphs of Article 4 are hereby amended to read as follows:

             "4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred thirty-two million (132,000,000), consisting of two million (2,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share and one hundred thirty million (130,000,000) shares of Common Stock of the par value of Ten Cents ($.10) per share.

             "Authority is hereby expressly vested in the Board of Directors to adopt from time to time resolutions providing for the issuance of the authorized shares of Preferred Stock, which resolutions shall provide for the division of shares into classes and series and the designations thereof and shall fix any or all voting powers, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including provisions as may be desired for the redemption of such shares and/or the conversion of such shares into shares of any other class or series of stock. Such authority shall be deemed to include the power to specify the number of shares of any series and to increase or decrease the number of shares in a class or series previously determined by the Board of Directors or to change the designation of the shares of any class or series and to change the preferences and rights of the shares of Preferred Stock or any class or series thereof, providing that such increase, decrease or change shall not affect issued shares."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT ARE AUTHORIZED FOR ISSUANCE.


                      RATIFICATION OF SELECTION OF AUDITORS

                                 Proposal No. 3

    The Board of Directors has selected the accounting firm of BDO Seidman as the Company's independent public accountants for its fiscal year ending December 27, 1996. Stockholder ratification of the selection is not required under the laws of the State of Delaware, but the Board has nevertheless decided to ascertain the views of stockholders in this regard. If the selection of such firm is not ratified at the meeting, the Board will consider the selection of other auditors.

    One or more representatives of BDO Seidman are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR ITS FISCAL YEAR ENDED DECEMBER 27, 1996.

                                  OTHER MATTERS

    As of the date hereof, the Board of Directors know of no other matters which are likely to be presented for consideration at the meeting. However, in the event any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their best judgment.


                           INCORPORATION BY REFERENCE

    There is hereby incorporated by reference in this Proxy Statement the financial statements and related management's discussion and analysis, supplementary financial information and information on changes in and disagreements with accountants set forth in the Company's Annual Report to Stockholders, which accompanies this Proxy Statement.


                              STOCKHOLDER PROPOSALS

    All proposals of stockholders of the Company intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company no later than January 14, 1997, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

                                      By Order of the Board of Directors,

                                      David W. Forman
                                      Secretary

May 14, 1996


    A copy of the Company's Annual Report on Form 10-K (as amended) for its fiscal year ended December 29, 1995, filed with the Securities and Exchange Commission is available without charge to those stockholders who wish more detailed information concerning the Company. The exhibits to the Form 10-K will also be furnished to any stockholder who so requests and pays a fee equal to the Company's reasonable expenses in furnishing such exhibits. If you wish a copy of the Form 10-K, the exhibits or both, please write to David W. Forman, Secretary of the Company, at 471 Spencer Drive, West Palm Beach, Florida 33409.

                                                                        ANNEX A

                                                     PRELIMINARY PROXY MATERIAL

                                  FORM OF PROXY

                                     [FRONT]

                                   HEARx LTD.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                     for the
                   Annual Meeting To Be Held On June 14, 1996

The undersigned stockholder(s) of HEARx Ltd. ("Company") hereby appoint(s)
Paul A. Brown, M.D., Stephen J. Hansbrough and David W. Forman, and each of them, proxies with full power to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the HEARx Center, 9960 N. Central Park Boulevard, Third Floor, Boca Raton, Florida 33428, on Friday, June 14, 1996, at 2:00 P.M., Eastern Time, and at any and all adjournments thereof, on the following matters:

    1.   The election of the following nominees as directors of the Company:
         Paul A. Brown, M.D., Thomas W. Archibald, Fred N. Gerard, Esq. and David J. McLachlan.

             [ ] FOR all nominees as a group

             [ ] WITHHOLD authority to vote for all nominees as a group

    YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE(S).

    2. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN with respect to increasing the number of shares of authorized common stock as specified in the Proxy Statement.

    3. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN with respect to the ratification of the selection of the auditors referred to in the Proxy Statement.

    4. The transaction of such other business as may properly come before the meeting and any and all adjournments thereof.

                (Continued and to be SIGNED on the reverse side)

                                     [BACK]

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS HEREIN, BUT WHERE NO DIRECTIONS ARE INDICATED, SAID SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON REVERSE SIDE, FOR THE PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY, FOR THE RATIFICATION OF THE SELECTION OF THE AUDITORS, AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, ALL IN ACCORDANCE WITH THE COMPANY'S PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

                             Dated:                                      , 1996
                                      -----------------------------------

                                      -----------------------------------------
                                             Signature(s) of Stockholder(s)

                                      (Please sign exactly as your name(s)
                                      appear(s) hereon.  Joint holders must
                                      each sign. Persons signing as executors, administrators, trustee, guardians, etc. will please so indicate when signing.)

                                      PLEASE DATE, SIGN AND MAIL THIS PROXY
                                      PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.